Exhibit 8.1

List of subsidiaries and affiliated entities of the Registrant

Subsidiaries	Place of Incorporation	Ownership Interest
TuanChe Information Limited (“TuanChe Information”)	Hong Kong	100%
TuanYuan Internet Technology (Beijing) Co., Ltd. (“TuanYuan”)	PRC	100%
Longye International Limited (“Longye”)	Cayman Islands	100%
Long Ye Information Technology Limited	Hong Kong	100%
Beijing Sangu Maolu Information Technology Co., Ltd. (“Sangu Maolu”)	PRC	100%
Chema Technology (Beijing) Co., Ltd. (“Chema Beijing”)	PRC	100%
Chema (Tianjin) Intelligent Automobile Technology Co., Ltd. (“Chema Tianjin”)	PRC	100%

		Percentage of
		Direct or Indirect
		Economic
Major VIEs	Place of Incorporation	Ownership
TuanChe Internet Information Service (Beijing) Co., Ltd. (“TuanChe Internet”)	PRC	100%
Shenzhen Drive New Media Co., Ltd. (“Drive New Media”)	PRC	100%
Beijing Internet Drive Technology Co., Ltd. (“Internet Drive Technology”)	PRC	100%
Tansuojixian Technology (Beijing) Co., Ltd. (“Tansuojixian Beijing”)	PRC	100%

		Percentage of
		Direct or Indirect
		Economic
Major subsidiaries of VIEs	Place of Incorporation	Ownership
TuanChe (Beijing) Automobile Sales Service Co., Ltd. (“TuanChe Automobile”)	PRC	100%
Aikesipo Exhibition Display (Tianjin) Co., Ltd.	PRC	100%
Tansuojixian (Tianjin) Intelligent Automobile Technology Co., Ltd. (“Tansuojixian Tianjin”)	PRC	100%